EXHIBIT 99.1

TPI Composites, Inc. Delivers Solid Close to a Challenging Year - Restructuring Plans on Track to Position TPI for the Future

SCOTTSDALE, Ariz., Feb. 22, 2023 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the fourth quarter and full year ended December 31, 2022.

“We finished 2022 strong and I am proud of our team for the results TPI delivered in a very challenging operating environment,” said Bill Siwek, President and CEO of TPI Composites. “Recently announced partnerships and long-term strategic agreements with key customers such as Vestas, GE, Nordex and ENERCON further solidify the importance of TPI in the wind ecosystem for many years to come.”

“While we continue to see some inflationary headwinds for the entire industry along with persistent permitting and transmission challenges, we believe we are positioned for success in 2023 and stand ready to serve our customers' capacity needs as demand begins accelerating again. Even though we are still waiting for formal implementation guidance to the Inflation Reduction Act, we are already seeing signs of demand coming back in the United States fueled by the expected benefits of this legislation. Blade volume will be down slightly in 2023 as we have ceased operations in China, however, we expect to deliver year-over-year sales growth in the high single to low double-digits in 2023 from the rest of our global footprint.”

“The future for TPI is bright. We are focused on mitigating near-term macro challenges and continue to make necessary operational changes to improve efficiency and profitability. This, with the addition of supportive policy both in the United States and the EU, provides optimism for TPI and the wind industry. At reasonable utilization levels, we expect to eclipse $2 billion of wind revenue within our existing manufacturing footprint in the next couple of years,” concluded Mr. Siwek.

2022 and Recent Business Highlights

  Adjusted EBITDA from continuing and discontinued operations for the year ended December 31, 2022, totaled $73.6 million and for the three months ended December 31, 2022, totaled $40.8 million.
  Net loss attributable to common stockholders was $124.2 million for the year ended December 31, 2022, and $57.8 million for the three months ended December 31, 2022. The net loss attributable to common stockholders includes $58.9 million and $15.2 million of preferred stock dividends and accretion in 2022 and for the three months ended December 31, 2022, respectively.
  Extended our supply agreement with ENERCON in Türkiye through 2025.
  Extended supply agreements with GE Renewable Energy (GE) through 2025 in Mexico and exploring additional capacity options.
  Signed an agreement with GE which enabled a long-term lease extension of the manufacturing facility in Newton, Iowa, with expectations to begin production beginning in 2024 and committed to collaboration with GE on their next generation blade types.
  Agreed to a long-term global partner framework agreement with Vestas.
  Agreed in principle with Nordex to extend 4 lines in Türkiye through 2026 (with two other lines to be extended through 2024) and add two additional lines in India.
  Collaborated with WindSTAR to design a composite manufacturing process based on a digital twin approach.
KPIs from continuing and discontinued operations	4Q’22	4Q’21	FY’22	FY’21
Sets[1]	811	768	2,936	3,255
Estimated megawatts[2]	3,416	3,219	12,634	12,989
Utilization[3]	87%	71%	79%	76%
Dedicated manufacturing lines[4]	43	54	43	54
Manufacturing lines installed[5]	43	54	43	54
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

Fourth Quarter 2022 Financial Results

In December 2022, we committed to a restructuring plan to rebalance our organization and optimize our global manufacturing footprint. Changing economic and geopolitical factors, including increased logistics costs and tariffs imposed on components of wind turbines from China, including wind blades, has had an adverse impact on demand for our wind blades manufactured in our Chinese facilities. In connection with this plan, we ceased production at our Yangzhou, China manufacturing facility as of December 31, 2022, and plan to shut down our business operations in China. Our business operations in China comprised the entirety of our Asia reporting segment. This shutdown will have a meaningful effect on our global manufacturing footprint and consolidated financial results. Accordingly, the historical results of our Asia reporting segment have been presented as discontinued operations in our Consolidated Statements of Operations and Consolidated Balance Sheets.

Net sales from continuing and discontinued operations for the three months ended December 31, 2022 totaled $461.8 million as compared to $389.5 million in the same period in 2021, an increase of 18.6%, primarily due to a $53.1 million increase in net sales from continuing operations, and a $19.2 million increase in net sales from discontinued operations.

Net sales from continuing operations for the three months ended December 31, 2022 increased 15.2% to $402.3 million as compared to $349.2 million in the same period in 2021, primarily driven by an adverse cumulative catch-up adjustment in the prior comparative period as a result of deferring revenue related to extensions of our customer contracts and revised estimates to complete these contracts. In addition, the increase in net sales from continuing operations was partially due to higher average sales price due to the mix of wind blade models produced and the impact of inflation on blade prices, an increase in volume at our two Türkiye manufacturing facilities, and an increase in volume at our Nordex manufacturing facility in Matamoros, Mexico. These increases were partially offset by a decrease in volume at our facilities that shut down at the end of the fourth quarter of 2021, and foreign currency fluctuations.

Net sales from discontinued operations for the three months ended December 31, 2022 increased 47.8% to $59.5 million as compared to $40.3 million in the same period in 2021, primarily driven by an increase in volume prior to ceasing production at the end of 2022.

Net loss attributable to common stockholders was $57.8 million for the three months ended December 31, 2022, compared to a loss of $93.3 million in the same period in 2021.

The net loss per common share was $1.38 for the three months ended December 31, 2022, compared to a net loss per common share of $2.39 for the same period in 2021.

Adjusted EBITDA from continuing and discontinued operations for the three months ended December 31, 2022, totaled $40.8 million as compared to a loss of $28.3 million during the same period in 2021. Adjusted EBITDA margin from continuing and discontinued operations increased to a total of 8.8% as compared to negative 7.3% during the same period in 2021, primarily due to an adverse cumulative catch-up adjustment recorded in 2021, a favorable cumulative catch-up adjustment recorded in 2022, favorable foreign currency fluctuations, reduced startup and transition costs, and improved operating cost efficiencies as compared to the prior period. These increases were partially offset by cost challenges at our Nordex facility in Matamoros.

Capital expenditures were $7.3 million for the three months ended December 31, 2022, as compared to $7.0 million during the same period in 2021. Our capital expenditures primarily relate to machinery and equipment and expansion and improvements to our existing facilities.

We ended the quarter with $143.2 million of unrestricted cash and cash equivalents, which includes $9.7 million of unrestricted cash and cash equivalents of our discontinued operations, and net cash was $82.0 million as compared to net cash of $167.5 million as of December 31, 2021. Cash provided by operating activities for the three months ended December 31, 2022 was $22.8 million and free cash flow for the three months ended December 31, 2022 was $15.5 million. Net cash provided by financing activities decreased by $152.4 million for the three months ended December 31, 2022, as compared to the same period in 2021, primarily as a result of the issuance of preferred stock in the prior comparative period.

Full Year 2022 Financial Results

Net sales from continuing operations and net sales from discontinued operations for the year ended December 31, 2022 totaled $1,758.3 million as compared to $1,732.6 million in the same period in 2021, an increase of 1.5%, primarily due to a $50.3 million increase in net sales from continuing operations, offset by a $24.6 million decrease in net sales from discontinued operations.

Net sales from continuing operations for the year ended December 31, 2022 increased 3.4% to $1,522.7 million as compared to $1,472.4 million in the same period in 2021, primarily driven by higher average sales price due to the mix of wind blade models produced and the impact of inflation on blade prices, an increase in volume at our two Türkiye manufacturing facilities, and an increase in volume at our Nordex facility in Matamoros, Mexico. In addition, in 2021 we recorded an adverse cumulative catch-up adjustment. These increases were partially offset by a decrease in volume at our facilities that shut down at the end of the fourth quarter of 2021, and foreign currency fluctuations.

Net sales from discontinued operations for the year ended December 31, 2022 decreased 9.5% to $235.6 million from $260.2 million in the same period in 2021, primarily due to a decrease in volume due to the timing of transitioned lines in early 2022 at our Yangzhou facility, prior to ceasing production at the end of 2022.

Net loss attributable to common stockholders was $124.2 million for the year ended December 31, 2022, compared to a net loss of $165.6 million in the same period in 2021. The net loss attributable to common stockholders includes $58.9 million of preferred stock dividends and accretion in 2022 compared to $6.0 million in 2021.

The net loss per common share was $2.96 for the year ended December 31, 2022, compared to a net loss per common share of $4.43 for the same period in 2021.

Adjusted EBITDA from continuing and discontinued operations for the year ended December 31, 2022, totaled $73.6 million as compared to $2.4 million during the same period in 2021. Adjusted EBITDA margin from continuing and discontinued operations increased to a total of 4.2% as compared to 0.1% during the same period in 2021, primarily due to an adverse cumulative catch-up adjustment recorded in 2021, a favorable cumulative catch-up adjustment recorded in 2022, favorable foreign currency fluctuations, reduced startup and transition costs, and improved operating cost efficiencies as compared to the prior period. These increases were partially offset by non-restructuring related operating costs that were associated with the manufacturing locations where production has stopped and cost challenges at our Nordex facility in Matamoros.

Capital expenditures were $18.8 million for the year ended December 31, 2022, as compared to $37.1 million during the same period in 2021. Our capital expenditures primarily relate to machinery and equipment and expansion and improvements to our existing facilities.

2023 Guidance

Guidance for the full year ending December 31, 2023:

Guidance	Full Year 2023
Net Sales from Continuing Operations	$1.6 billion - $1.7 billion
Adjusted EBITDA Margin % from Continuing Operations	Low single-digit
Utilization %	85% to 90% (based on 37 lines installed)
Capital Expenditures	Approximately $25 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Wednesday, February 22nd, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13735318. The replay will be available until March 1, 2023. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results.

See Table Five for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021

Net sales	$402,276	$349,179	$1,522,741	$1,472,386
Cost of sales	383,060	367,288	1,482,428	1,459,155
Startup and transition costs	3,251	11,838	25,668	50,832
Total cost of goods sold	386,311	379,126	1,508,096	1,509,987
Gross profit (loss)	15,965	(29,947)	14,645	(37,601)
General and administrative expenses	9,771	5,427	32,349	29,246
Loss on sale of assets and asset impairments	3,700	2,966	9,842	12,436
Restructuring charges, net	653	11,457	263	12,543
Income (loss) from continuing operations	1,841	(49,797)	(27,809)	(91,826)
Other income (expense):
Interest expense, net	(2,157)	(5,567)	(5,029)	(13,644)
Foreign currency income (loss)	(9,735)	(16,279)	4,571	(21,970)
Miscellaneous income	1,333	299	2,330	1,372
Total other income (expense)	(10,559)	(21,547)	1,872	(34,242)
Loss before income taxes	(8,718)	(71,344)	(25,937)	(126,068)
Income tax provision	(17,935)	(4,897)	(29,613)	(29,826)
Net loss from continuing operations	(26,653)	(76,241)	(55,550)	(155,894)
Preferred stock dividends and accretion	(15,245)	(6,040)	(58,903)	(6,040)
Net loss from continuing operations attributable to common stockholders	(41,898)	(82,281)	(114,453)	(161,934)
Net loss from discontinued operations	(15,875)	(11,036)	(9,755)	(3,654)
Net loss attributable to common stockholders	$(57,773)	$(93,317)	$(124,208)	$(165,588)

Weighted-average common shares outstanding:
Basic	41,983	39,101	41,959	37,415
Diluted	41,983	39,101	41,959	37,415

Net loss from continuing operations per common share:
Basic	$(1.00)	$(2.10)	$(2.73)	$(4.33)
Diluted	$(1.00)	$(2.10)	$(2.73)	$(4.33)

Net loss from discontinued operations per common share:
Basic	$(0.38)	$(0.29)	$(0.23)	$(0.10)
Diluted	$(0.38)	$(0.29)	$(0.23)	$(0.10)

Net loss per common share:
Basic	$(1.38)	$(2.39)	$(2.96)	$(4.43)
Diluted	$(1.38)	$(2.39)	$(2.96)	$(4.43)

Non-GAAP Measures (unaudited):
EBITDA from continuing operations	$2,881	$(55,043)	$17,864	$(74,818)
Adjusted EBITDA from continuing operations	$21,151	$(23,322)	$37,857	$(20,055)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - COMPONENTS OF NET LOSS FROM DISCONTINUED OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021

Net sales	$59,544	$40,284	$235,588	$260,197
Cost of sales	42,239	50,383	200,701	254,176
Startup and transition costs	-	-	7,994	-
Total cost of goods sold	42,239	50,383	208,695	254,176
Gross profit (loss)	17,305	(10,099)	26,893	6,021
Loss on sale of assets and asset impairments	16,579	146	17,530	674
Restructuring charges, net	17,469	8,429	20,175	11,219
Loss from discontinued operations	(16,743)	(18,674)	(10,812)	(5,872)
Other income (expense):
Interest income, net	106	2	147	22
Foreign currency income (loss)	(1,525)	(1,119)	5,627	(1,701)
Miscellaneous income	350	582	1,477	831
Total other income (expense)	(1,069)	(535)	7,251	(848)
Loss before income taxes	(17,812)	(19,209)	(3,561)	(6,720)
Income tax provision	1,937	8,173	(6,194)	3,066
Net income (loss) from discontinued operations	$(15,875)	$(11,036)	$(9,755)	$(3,654)

Weighted-average common shares outstanding:
Basic	41,983	39,101	41,959	37,415
Diluted	41,983	39,101	41,959	37,415

Net loss from discontinued operations per common share:
Basic	$(0.38)	$(0.29)	$(0.23)	$(0.10)
Diluted	$(0.38)	$(0.29)	$(0.23)	$(0.10)

Non-GAAP Measures (unaudited):
EBITDA from discontinued operations	(16,054)	(14,751)	3,001	8,245
Adjusted EBITDA from discontinued operations	19,636	(4,935)	35,700	22,432

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$133,546	$216,236
Restricted cash	9,854	10,053
Accounts receivable	184,809	152,992
Contract assets	215,939	161,030
Prepaid expenses	29,119	14,552
Other current assets	26,052	22,017
Inventories	10,661	10,152
Current assets of discontinued operations	35,182	73,239
Total current assets	645,162	660,271
Noncurrent assets:
Property, plant, and equipment, net	136,841	142,613
Operating lease right of use assets	152,312	129,203
Other noncurrent assets	27,861	29,287
Noncurrent assets of discontinued operations	-	46,327
Total assets	$962,176	$1,007,701

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$280,499	$283,536
Accrued warranty	22,347	42,020
Current maturities of long-term debt	59,975	66,438
Current operating lease liabilities	22,220	22,275
Contract liabilities	17,100	1,274
Current liabilities of discontinued operations	54,440	53,567
Total current liabilities	456,581	469,110
Noncurrent liabilities:
Long-term debt, net of current maturities	1,198	8,208
Noncurrent operating lease liabilities	133,363	136,613
Other noncurrent liabilities	10,670	10,615
Noncurrent liabilities of discontinued operations	-	10,229
Total liabilities	601,812	634,775
Total mezzanine equity	309,877	250,974
Total stockholders' equity	50,487	121,952
Total liabilities and stockholders' equity	$962,176	$1,007,701

Non-GAAP Measure (unaudited):
Net cash	$82,042	$167,519

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$22,823	$2,716	$(62,272)	$(25,525)
Net cash used in investing activities	(7,340)	(6,981)	(18,832)	(37,119)
Net cash provided by (used in) financing activities	(1,732)	150,639	(14,597)	198,919
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	359	(13,314)	(3,448)	(14,253)
Cash, cash equivalents and restricted cash, beginning of period	138,959	119,158	252,218	130,196
Cash, cash equivalents and restricted cash, end of period	$153,069	$252,218	$153,069	$252,218

Cash and cash equivalents			133,546	216,236
Restricted cash			9,854	10,053
Cash and cash equivalents of discontinued operations			9,669	25,929
Total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows, end of period			$153,069	$252,218

Non-GAAP Measure (unaudited):
Free cash flow	$15,483	$(4,265)	$(81,104)	$(62,644)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FIVE - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA from continuing operations are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net loss attributable to common stockholders	$(57,773)	$(93,317)	$(124,208)	$(165,588)
Net loss (income) from discontinued operations	15,875	11,036	9,755	3,654
Net loss from continuing operations attributable to common stockholders	(41,898)	(82,281)	(114,453)	(161,934)
Preferred stock dividends and accretion	15,245	6,040	58,903	6,040
Net loss from continuing operations	(26,653)	(76,241)	(55,550)	(155,894)
Adjustments:
Depreciation and amortization	9,442	10,734	38,772	37,606
Interest expense, net	2,157	5,567	5,029	13,644
Income tax provision	17,935	4,897	29,613	29,826
EBITDA from continuing operations	2,881	(55,043)	17,864	(74,818)
Share-based compensation expense	4,182	1,019	14,459	7,814
Foreign currency loss (income), net	9,735	16,279	(4,571)	21,970
Loss on sale of assets and asset impairments	3,700	2,966	9,842	12,436
Restructuring charges, net	653	11,457	263	12,543
Adjusted EBITDA from continuing operations	$21,151	$(23,322)	$37,857	$(20,055)

EBITDA and adjusted EBITDA from discontinued operations are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net loss from discontinued operations	$(15,875)	$(11,036)	$(9,755)	$(3,654)
Adjustments:
Depreciation and amortization	1,864	4,460	6,709	14,987
Interest expense (income), net	(106)	(2)	(147)	(22)
Income tax provision (benefit)	(1,937)	(8,173)	6,194	(3,066)
EBITDA from discontinued operations	(16,054)	(14,751)	3,001	8,245
Share-based compensation expense	117	122	621	593
Foreign currency loss (income), net	1,525	1,119	(5,627)	1,701
Loss on sale of assets and asset impairments	16,579	146	17,530	674
Restructuring charges, net	17,469	8,429	20,175	11,219
Adjusted EBITDA from discontinued operations	$19,636	$(4,935)	$35,700	$22,432

Adjusted EBITDA from continuing and discontinued operations	$40,787	$(28,257)	$73,557	$2,377

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$22,823	$2,716	$(62,272)	$(25,525)
Capital expenditures	(7,340)	(6,981)	(18,832)	(37,119)
Free cash flow	$15,483	$(4,265)	$(81,104)	$(62,644)

Free cash flow from discontinued operations is reconciled as follows:			Year Ended December 31,
(in thousands)			2022	2021
Net cash used in operating activities from discontinued operations			$(12,677)	$(19,469)
Capital expenditures of discontinued operations			(2,101)	(2,583)
Free cash flow from discontinued operations			$(14,778)	$(22,052)

Net cash is reconciled as follows:			December 31,
(in thousands)			2022	2021
Cash and cash equivalents			$133,546	$216,236
Cash and cash equivalents of discontinued operations			9,669	25,929
Less total debt, net of debt issuance costs			(61,173)	(74,646)
Net cash			$82,042	$167,519